Exhibit 99.1

Fox Factory Holding Corp. Announces Second Quarter Fiscal 2023 Financial Results

•Quarterly net sales of $401 million driven by 33% increase in PVG and 26% increase in AAG
•Net income of $40 million and earnings per diluted share (“EPS”) of $0.94
•Adjusted EPS of $1.21 and adjusted EBITDA of $79 million exceed expectations
•Strong cash flow reduces revolver borrowings by $35 million
•Company reaffirms full year fiscal 2023 outlook at the low end of $1.67 billion to $1.70 billion of sales.

DULUTH, Georgia, August 3, 2023 - Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today reported financial results for the second quarter ended June 30, 2023.
“Strong sales growth in PVG and AAG coupled with continued efficiency gains in our North American facilities enabled us to deliver on net sales and to exceed our expectations on adjusted EBITDA and adjusted EBITDA Margin,” commented Mike Dennison, FOX’s Chief Executive Officer. “Our solid cash flow generation and strong balance sheet place us in a position of strength heading into the second half of the year as we advance our organic growth strategy, address softness in SSG and continue to evaluate various acquisition targets that would be accretive to our brands and our financial performance.”
In the second quarter of fiscal year 2023, the Company realigned its Powered Vehicles Group into the Powered Vehicles Group (“PVG”) and the Aftermarket Applications Group (“AAG”) to be more aligned with the Company’s end customers and drive additional focus on product development. Net sales for the second quarter of fiscal 2023 were $400.7 million, a decrease of 1.5%, as compared to net sales of $406.7 million in the second quarter of fiscal 2022. This decrease reflects a 41.0% decrease in Specialty Sports Group (“SSG”) net sales, offset by a 32.6% and 26.2% increase in PVG and AAG net sales, respectively. The decrease in SSG net sales is driven by higher levels of inventory across various channels. The increase in PVG net sales is primarily due to strong demand in the original equipment manufacturer (“OEM”) channel. The increase in AAG net sales is primarily due to the inclusion of revenue from our Custom Wheel House subsidiary, which was acquired in March 2023, and strong performance in our upfitting product lines.
Gross margin was 32.9% for the second quarter of fiscal 2023, a 220 basis point decrease from gross margin of 35.1% in the second quarter of fiscal 2022. The decrease in gross margin was primarily driven by amortization of an acquired inventory valuation markup and a shift in our product line mix, offset by increased efficiencies at our North American facilities. Adjusted gross margin, which excludes the effects of amortization of acquired inventory valuation markup, decreased 90 basis points to 34.4% from the same prior fiscal year period.
Total operating expenses were $79.2 million, or 19.8% of net sales, for the second quarter of fiscal 2023, compared to $72.5 million, or 17.8% of net sales in the second quarter of fiscal 2022. Operating expenses increased by $6.7 million primarily due to the inclusion of Custom Wheel House operating expenses of $4.8 million and the amortization of intangibles obtained in our acquisition of Custom Wheel House. Adjusted operating expenses were $71.0 million, or 17.7% of net sales in the second quarter of fiscal 2023, compared to $66.5 million, or 16.3% of net sales, in the second quarter of the prior fiscal year.

The Company’s effective tax rate was 16.9% in the second quarter of fiscal 2023, compared to 18.9% in the second quarter of fiscal 2022. The decrease in the Company’s effective tax rate was primarily due to the impact of recently finalized U.S. tax regulations, which resulted in the ability to use certain foreign tax credits. This was partially offset by a decreased benefit related to foreign derived intangible income.
Net income in the second quarter of fiscal 2023 was $39.7 million, compared to $53.5 million in the second quarter of the prior fiscal year. Earnings per diluted share for the second quarter of fiscal 2023 was $0.94, compared to earnings per diluted share of $1.26 for the second quarter of fiscal 2022. Adjusted net income in the second quarter of fiscal 2023 was $51.4 million, or $1.21 of adjusted earnings per diluted share, compared to adjusted net income of $58.6 million, or $1.38 of adjusted earnings per diluted share, in the same period of the prior fiscal year.
Adjusted EBITDA in the second quarter of fiscal 2023 was $79.4 million, compared to $88.1 million in the second quarter of fiscal 2022. Adjusted EBITDA margin in the second quarter of fiscal 2023 was 19.8%, compared to 21.7% in the second quarter of fiscal 2022. “Strong double digit EBITDA margins demonstrate the strength of our brands, product diversification and commitment to continuous improvement. Our operating model coupled with our strong balance sheet and cash flows sets us up well to achieve our growth goals,” Dennison concluded.
First Six Months Fiscal 2023 Results
Net sales for the six months ended June 30, 2023 were $800.6 million, an increase of 2.0% compared to the first six months in fiscal 2022. Net sales of PVG and AAG increased 48.4% and 19.3%, respectively, and net sales of SSG decreased 35.6% for the first six months of fiscal 2023 compared to the prior year fiscal period. The increase in PVG net sales is primarily due to strong demand in the OEM channel. The increase in AAG net sales is primarily due to the inclusion of revenue from our Custom Wheel House subsidiary, which was acquired in March 2023, and strong performance in our upfitting product lines. The decrease in SSG net sales is driven by higher levels of inventory across various channels.
Gross margin was 33.1% in the first six months of fiscal 2023, a 40 basis point decrease, compared to gross margin of 33.5% in the first six months of fiscal 2022. The decrease in gross margin for the first six months of fiscal 2023 was primarily driven by amortization of an acquired inventory valuation markup and a shift in our product line mix, offset by increased efficiencies at our North American facilities. Adjusted gross margin, excluding the effects of the amortization of an acquired inventory valuation markup, was 34.3% in the first six months of fiscal 2023, a 50 basis point increase, compared to 33.8% in the first six months of fiscal 2022.
Total operating expenses were $157.9 million, or 19.7% of net sales, for the first six months of fiscal 2023, compared to $138.6 million, or 17.7% of net sales in the first six months of fiscal 2022. Operating expenses increased by $19.3 million primarily due to the inclusion of Custom Wheel House operating expenses of $6.2 million, increases in headcount and benefits related costs, new U.S. facilities expansion costs and the amortization of intangibles obtained in our acquisition of Custom Wheel House. Adjusted operating expenses were $141.3 million, or 17.7% of net sales in the first six months of fiscal 2023, compared to $126.1 million, or 16.1% of net sales, in the first six months of the prior fiscal year.
Net income in the first six months of fiscal 2023 was $81.5 million, compared to $101.5 million in the first six months of the prior fiscal year. Earnings per diluted share for the first six months of fiscal 2023 was $1.92, compared to $2.40 in the same period of fiscal 2022. Adjusted net income in the first six months of fiscal 2023 was $102.4 million, or $2.41 of adjusted earnings per diluted share, compared to $114.4 million, or $2.70 of adjusted earnings per diluted share in the same period of the prior fiscal year.

Adjusted EBITDA decreased to $158.6 million in the first six months of fiscal 2023, compared to $159.9 million in the first six months of fiscal 2022. Adjusted EBITDA margin decreased to 19.8% in the first six months of fiscal 2023, compared to 20.4% in the first six months of fiscal 2022.
Balance Sheet Highlights
As of June 30, 2023, the Company had cash and cash equivalents of $105.4 million, compared to $145.3 million as of December 30, 2022. Inventory was $355.2 million as of June 30, 2023, compared to $350.6 million as of December 30, 2022. As of June 30, 2023, accounts receivable and accounts payable were $171.3 million and $99.3 million, respectively, compared to $200.4 million and $131.2 million, respectively, as of December 30, 2022. Prepaids and other current assets were $214.8 million as of June 30, 2023, compared to $101.4 million as of December 30, 2022. The decrease in cash and cash equivalents was primarily due to an increase in prepaids and other current assets driven by higher chassis deposits as we ramp up to meet current year demand, which is in line with our upfitting business cycle. Inventory increased by $4.6 million driven by the inclusion of $16.5 million of acquired inventory from Custom Wheel House, offset by the continuous improvement efforts to optimize inventory levels throughout the organization. The changes in accounts receivable and accounts payable reflect the timing of customer collections and vendor payments. Total debt was $325.0 million as of June 30, 2023, compared to $200.0 million as of December 30, 2022. During the first quarter of fiscal 2023, the Company incurred additional debt to support its working capital and the acquisition of Custom Wheel House, and subsequently, was able to pay down $35.0 million of the revolver borrowings.
Fiscal 2023 Guidance
For the third quarter of fiscal 2023, the Company expects net sales in the range of $390 million to $410 million and adjusted earnings per diluted share in the range of $1.00 to $1.20.
For the fiscal year 2023, the Company expects net sales at the low end of $1,670 million to $1,700 million, adjusted earnings per diluted share at the low end of the range of $5.00 to $5.30, and a full year effective tax rate to be within the range of 15% to 18%.
Adjusted earnings per diluted share exclude the following items net of applicable tax: amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses and strategic transformation costs. A quantitative reconciliation of adjusted earnings per diluted share for the third quarter and full fiscal year 2023 is not available without unreasonable efforts because management cannot predict, with sufficient certainty, all of the elements necessary to provide such a reconciliation.
Conference Call & Webcast
The Company will hold an investor conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call dial-in number for North America listeners is (800) 343-4136, and international listeners may dial (203) 518-9843; the conference ID is FOXFQ223 or 36937223. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the Company’s website at http://www.ridefox.com. The webcast of the teleconference will be archived and available on the Company’s website.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. The Company is a direct supplier to leading powered vehicle OEMs. Additionally, the Company supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.
Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with generally accepted accounting principles (“GAAP”), FOX is including in this press release certain non-GAAP financial measures consisting of “adjusted gross profit,” “adjusted gross margin,” “adjusted operating expense,” “adjusted net income,” “adjusted earnings per diluted share,” “adjusted EBITDA,” and “adjusted EBITDA margin,” all of which are non-GAAP financial measures. FOX defines adjusted gross profit as gross profit adjusted for certain strategic transformation costs and the amortization of acquired inventory valuation markup. Adjusted gross margin is defined as adjusted gross profit divided by net sales. FOX defines adjusted operating expense as operating expense adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, and strategic transformation costs. FOX defines adjusted net income as net income adjusted for amortization of purchased intangibles, litigation and settlement-related expenses, acquisition and integration-related expenses, and strategic transformation costs, all net of applicable tax. These adjustments are more fully described in the tables included at the end of this press release. Adjusted earnings per diluted share is defined as adjusted net income divided by the weighted average number of diluted shares of common stock outstanding during the period. FOX defines adjusted EBITDA as net income adjusted for interest expense, net other expense, income taxes, amortization of purchased intangibles, depreciation, stock-based compensation, litigation and settlement related expenses, acquisition and integration-related expenses and strategic transformation costs that are more fully described in the tables included at the end of this press release. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales.
FOX includes these non-GAAP financial measures because it believes they allow investors to better understand and evaluate the Company’s core operating performance and trends. In particular, the exclusion of certain items in calculating the non-GAAP financial measures consisting of adjusted gross profit, adjusted operating expense, adjusted net income and adjusted EBITDA (and accordingly, adjusted gross margin, adjusted earnings per diluted share and adjusted EBITDA margin) can provide a useful measure for period-to-period comparisons of the Company’s core business. These non-GAAP financial measures have limitations as analytical tools, including the fact that such non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies because other companies may calculate adjusted gross profit, adjusted gross margin, adjusted operating expense, adjusted net income, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin differently than FOX does. For more information regarding these non-GAAP financial measures, see the tables included at the end of this press release.

FOX FACTORY HOLDING CORP.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	As of	As of
	June 30, 2023	December 30, 2022

Assets
Current assets:
Cash and cash equivalents	$105,440	$145,250
Accounts receivable (net of allowances of $962 and $443 at June 30, 2023 and December 30, 2022, respectively)	171,303	200,440
Inventory	355,218	350,620
Prepaids and other current assets	214,761	101,364
Total current assets	846,722	797,674
Property, plant and equipment, net	211,578	202,215
Lease right-of-use assets	67,777	48,096
Deferred tax assets	57,071	57,339
Goodwill	385,999	323,978
Intangibles, net	214,469	178,980
Other assets	10,147	10,054
Total assets	$1,793,763	$1,618,336
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$99,296	$131,160
Accrued expenses	108,266	127,729
Total current liabilities	207,562	258,889
Line of credit	325,000	200,000
Other liabilities	55,400	38,061
Total liabilities	587,962	496,950
Stockholders’ equity
Preferred stock, $0.001 par value — 10,000 authorized and no shares issued or outstanding as of June 30, 2023 and December 30, 2022	—	—
Common stock, $0.001 par value — 90,000 authorized; 43,244 shares issued and 42,354 outstanding as of June 30, 2023; 43,160 shares issued and 42,270 outstanding as of December 30, 2022	42	42
Additional paid-in capital	361,205	356,239
Treasury stock, at cost; 890 common shares as of June 30, 2023 and December 30, 2022	(13,754)	(13,754)
Accumulated other comprehensive income	12,729	14,782
Retained earnings	845,579	764,077
Total stockholders’ equity	1,205,801	1,121,386
Total liabilities and stockholders’ equity	$1,793,763	$1,618,336

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net sales	$400,715	$406,705	$800,566	$784,682
Cost of sales	268,689	263,761	535,242	521,478
Gross profit	132,026	142,944	265,324	263,204
Operating expenses:
General and administrative	30,221	28,444	63,982	54,011
Sales and marketing	26,556	24,175	50,225	46,764
Research and development	15,188	14,214	30,470	26,856
Amortization of purchased intangibles	7,277	5,636	13,173	10,943
Total operating expenses	79,242	72,469	157,850	138,574
Income from operations	52,784	70,475	107,474	124,630
Interest expense	4,418	1,697	7,939	3,674
Other expense, net	536	2,816	560	4,508
Income before income taxes	47,830	65,962	98,975	116,448
Provision for income taxes	8,095	12,464	17,473	14,900
Net income	$39,735	$53,498	$81,502	$101,548
Earnings per share:
Basic	$0.94	$1.27	$1.93	$2.41
Diluted	$0.94	$1.26	$1.92	$2.40
Weighted-average shares used to compute earnings per share:
Basic	42,359	42,218	42,329	42,181
Diluted	42,480	42,352	42,492	42,367

FOX FACTORY HOLDING CORP.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the six months ended
	June 30, 2023	July 1, 2022
OPERATING ACTIVITIES:
Net income	$81,502	$101,548
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	28,712	24,449
Stock-based compensation	10,184	7,090
Amortization of loan fees	453	634
Write off of unamortized loan origination fees	—	1,927
Amortization of deferred gains on prior swap settlements	(2,126)	(1,050)
Amortization of inventory fair value step-up	8,895	—
Deferred taxes	(139)	(11,284)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	32,744	(57,444)
Inventory	13,123	(74,753)
Income taxes	(16,381)	(5,072)
Prepaids and other assets	(112,175)	(146,236)
Accounts payable	(41,565)	68,708
Accrued expenses and other liabilities	(6,535)	6,083
Net cash used in operating activities	(3,308)	(85,400)
INVESTING ACTIVITIES:
Acquisitions of businesses	(130,918)	—
Acquisition of other assets	(2,364)	—
Purchases of property and equipment	(23,227)	(19,912)
Net cash used in investing activities	(156,509)	(19,912)
FINANCING ACTIVITIES:
Proceeds from line of credit	210,000	582,356
Payments on line of credit	(85,000)	(174,336)
Repayment of term debt	—	(382,500)
Installment on purchase of non-controlling interest	—	(1,800)
Repurchases from stock compensation program, net	(5,218)	(3,770)
Proceeds from termination of swap agreement	—	12,270
Net cash provided by financing activities	119,782	32,220
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	225	2,043
CHANGE IN CASH AND CASH EQUIVALENTS	(39,810)	(71,049)
CASH AND CASH EQUIVALENTS—Beginning of period	145,250	179,686
CASH AND CASH EQUIVALENTS—End of period	$105,440	$108,637

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
AND CALCULATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except per share data)
(unaudited)
The following table provides a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted net income (a non-GAAP measure), and the calculation of adjusted earnings per share (a non-GAAP measure) for the three and six months ended June 30, 2023 and July 1, 2022. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net income	$39,735	$53,498	$81,502	$101,548
Amortization of purchased intangibles	7,277	5,636	13,173	10,943
Litigation and settlement-related expenses	659	132	1,637	201
Other acquisition and integration-related expenses (1)	6,125	210	10,599	1,298
Strategic transformation costs (2)	—	663	—	2,339
Tax impacts of reconciling items above (3)	(2,405)	(1,498)	(4,486)	(1,891)
Adjusted net income	$51,391	$58,641	$102,425	$114,438

Adjusted EPS
Basic	$1.21	$1.39	$2.42	$2.71
Diluted	$1.21	$1.38	$2.41	$2.70

Weighted average shares used to compute adjusted EPS
Basic	42,359	42,218	42,329	42,181
Diluted	42,480	42,352	42,492	42,367
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Acquisition related costs and expenses	$300	$210	$1,704	$1,298
Finished goods inventory valuation adjustment	5,825	—	8,895	—
Other acquisition and integration-related expenses	$6,125	$210	$10,599	$1,298
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.
(3) Tax impact calculated based on the respective year-to-date effective tax rate.

FOX FACTORY HOLDING CORP.
NET INCOME TO ADJUSTED EBITDA RECONCILIATION AND
CALCULATION OF NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN
(in thousands)
(unaudited)
The following tables provide a reconciliation of net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to adjusted EBITDA (a non-GAAP measure), and the calculations of net income margin and adjusted EBITDA margin (a non-GAAP measure) for the three and six months ended June 30, 2023 and July 1, 2022. These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net income	$39,735	$53,498	$81,502	$101,548
Provision for income taxes	8,095	12,464	17,473	14,900
Depreciation and amortization	15,397	12,563	28,712	24,410
Non-cash stock-based compensation	4,483	4,061	10,184	7,090
Litigation and settlement-related expenses	659	132	1,637	201
Other acquisition and integration-related expenses (1)	6,125	210	10,599	1,184
Strategic transformation costs (2)	—	663	—	2,339
Interest and other expense, net	4,954	4,513	8,499	8,182
Adjusted EBITDA	$79,448	$88,104	$158,606	$159,854

Net Income Margin	9.9%	13.2%	10.2%	12.9%

Adjusted EBITDA Margin	19.8%	21.7%	19.8%	20.4%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations, excluding $114 in stock-based compensation for the six month period ended July 1, 2022, and the impact of the finished goods inventory valuation adjustment recorded in connection with the purchase of acquired assets, per period as follows:

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Acquisition related costs and expenses	$300	$210	$1,704	$1,184
Finished goods inventory valuation adjustment	5,825	—	8,895	—
Other acquisition and integration-related expenses	$6,125	$210	$10,599	$1,184
(2) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

FOX FACTORY HOLDING CORP.
GROSS PROFIT TO ADJUSTED GROSS PROFIT RECONCILIATION AND
CALCULATION OF GROSS MARGIN AND ADJUSTED GROSS MARGIN
(in thousands)
(unaudited)
The following table provides a reconciliation of gross profit to adjusted gross profit (a non-GAAP measure) for the three and six months ended June 30, 2023 and July 1, 2022, and the calculation of gross margin and adjusted gross margin (a non-GAAP measure). These non-GAAP financial measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net sales	$400,715	$406,705	$800,566	$784,682

Gross Profit	$132,026	$142,944	$265,324	$263,204
Strategic transformation costs (1)	—	663	—	2,339
Amortization of acquired inventory valuation markup	5,825	—	8,895	—
Adjusted Gross Profit	$137,851	$143,607	$274,219	$265,543

Gross Margin	32.9%	35.1%	33.1%	33.5%

Adjusted Gross Margin	34.4%	35.3%	34.3%	33.8%
(1) Represents costs associated with various strategic initiatives including the expansion of the Powered Vehicles Group’s manufacturing operations.

FOX FACTORY HOLDING CORP.
OPERATING EXPENSE TO ADJUSTED OPERATING EXPENSE RECONCILIATION AND
CALCULATION OF OPERATING EXPENSE AND ADJUSTED OPERATING EXPENSE AS A PERCENTAGE OF NET SALES
(in thousands)
(unaudited)
The following tables provide a reconciliation of operating expense to adjusted operating expense (a non-GAAP measure) and the calculations of operating expense as a percentage of net sales and adjusted operating expense as a percentage of net sales (a non-GAAP measure), for the three and six months ended June 30, 2023 and July 1, 2022. These non-GAAP financial measures are provided in addition to, and not as an alternative for, the Company’s reported GAAP results.

	For the three months ended		For the six months ended
	June 30, 2023	July 1, 2022	June 30, 2023	July 1, 2022
Net sales	$400,715	$406,705	$800,566	$784,682

Operating Expense	$79,242	$72,469	$157,850	$138,574
Amortization of purchased intangibles	(7,277)	(5,636)	(13,173)	(10,943)
Litigation and settlement-related expenses	(659)	(132)	(1,637)	(201)
Other acquisition and integration-related expenses (1)	(300)	(210)	(1,704)	(1,298)
Adjusted operating expense	$71,006	$66,491	$141,336	$126,132

Operating expense as a percentage of sales	19.8%	17.8%	19.7%	17.7%

Adjusted operating expense as a percentage of sales	17.7%	16.3%	17.7%	16.1%
(1) Represents various acquisition-related costs and expenses incurred to integrate acquired entities into the Company’s operations.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release including earnings guidance may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “likely,” “potential” or “continue” or other similar terms or expressions and such forward-looking statements include, but are not limited to, statements about the impact of the global outbreak of COVID-19 on the Company’s business and operations; the Company’s continued growing demand for its products; the Company’s execution on its strategy to improve operating efficiencies; the Company’s optimism about its operating results and future growth prospects; the Company’s expected future sales and future adjusted earnings per diluted share; and any other statements in this press release that are not of a historical nature. Many important factors may cause the Company’s actual results, events or circumstances to differ materially from those discussed in any such forward-looking statements, including but not limited to: the Company’s ability to complete any acquisition and/or incorporate any acquired assets into its business; the Company’s ability to maintain its suppliers for materials, product parts and vehicle chassis without significant supply chain disruptions; the Company’s ability to improve operating and supply chain efficiencies; the Company’s ability to enforce its intellectual property rights; the Company’s future financial performance, including its sales, cost of sales, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to maintain profitability; the Company’s ability to adapt its business model to mitigate the impact of certain changes in tax laws; changes in the relative proportion of profit earned in the numerous jurisdictions in which the Company does business and in tax legislation, case law and other authoritative guidance in those jurisdictions; factors which impact the calculation of the weighted average number of diluted shares of common stock outstanding, including the market price of the Company’s common stock, grants of equity-based awards and the vesting schedules of equity-based awards; the Company’s ability to develop new and innovative products in its current end-markets and to leverage its technologies and brand to expand into new categories and end-markets; the Company’s ability to increase its aftermarket penetration; the Company’s exposure to exchange rate fluctuations; the loss of key customers; strategic transformation costs; the outcome of pending litigation; the possibility that the Company may not be able to accelerate its international growth; the Company’s ability to maintain its premium brand image and high-performance products; the Company’s ability to maintain relationships with the professional athletes and race teams that it sponsors; the possibility that the Company may not be able to selectively add additional dealers and distributors in certain geographic markets; the overall growth of the markets in which the Company competes; the Company’s expectations regarding consumer preferences and its ability to respond to changes in consumer preferences; changes in demand for high-end suspension and ride dynamics products; the Company’s loss of key personnel, management and skilled engineers; the Company’s ability to successfully identify, evaluate and manage potential acquisitions and to benefit from such acquisitions; product recalls and product liability claims; the impact of change in China-Taiwan relations on our business, our operations or our supply chain, the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials; future economic or market conditions, including the impact of inflation or the U.S. Federal Reserve’s interest rate increases in response thereto; and the other risks and uncertainties described in “Risk Factors” contained in its Annual Report on Form 10-K for the fiscal year ended December 30, 2022 and filed with the Securities and Exchange Commission on February 23, 2023, or Quarterly Reports on Form 10-Q or otherwise described in the Company’s other filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Fox Factory Holding Corp.
Vivek Bhakuni
Sr. Director of Investor Relations and Business Development
706-471-5241
vbhakuni@ridefox.com